Exhibit 97.1

TERRAN ORBITAL CORPORATION

Clawback Policy

The board of directors (the “Board”) of Terran Orbital Corporation (the “Company”) believes that it is in the best interests of the Company and its shareholders to ensure that incentive-based compensation is based on accurate financial data. The Board has therefore adopted this clawback policy (this “Policy”) which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1) and Section 303A.14 of the New York Stock Exchange (the “NYSE”) Listed Company Manual (the “Listing Standards”).

Definitions

(a)
“Accounting Restatement” means an accounting restatement required due to material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (i.e., a “Big R” restatement), or to correct an error that is not material to the previously issued financial statements, but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (i.e., a “little r” restatement).
(b)
“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code or regulation thereunder includes such section or regulation, any valid regulation or other official guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.
(c)
“Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation previously received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts in such Accounting Restatement, and must be computed without regard to any taxes paid by the relevant Covered Person. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, (i) the amount shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE. The Board shall determine the amount of any Erroneously Awarded compensation and the repayment schedule for each Covered Person in compliance with this section.;
(d)
“Financial Reporting Measure(s)” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, including stock price and total shareholder return. A financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission (the “SEC”).
(e)
“Incentive-Based Compensation” means any incentive based compensation, including compensation that is granted, earned, or vested based wholly or in part upon the attainment of any Financial Reporting Measure, such as cash, stock options, restricted stock units and other equity awards under the Company’s long-term incentive plans awarded to a Covered Person as compensation. Incentive-Based Compensation does not include awards that vest solely on the basis of completion of a specified employment period and/or attaining one or more non-financial reporting measures (including, but not limited to, discretionary grants of time-vesting restricted stock units or stock options), awards that vest solely upon the occurrence of certain non-financial events or strategic event (including, but not limited to, consummating a merger or divestiture), salaries, discretionary bonuses, or bonuses paid based on one or more subjective standards and/or completion of a specified employment period.
(f)
“Intentional Misconduct” is intended to include reckless conduct (meaning any highly unreasonable act or omission, involving not merely simple, or even inexcusable negligence, but an extreme departure from the standards of ordinary care, and that is either known to the executive or is so obvious the executive must have been aware of it), but is not intended to include negligent conduct or grossly negligent conduct not meeting that definition. Further, the term “intentional misconduct” shall not include conduct in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Company.
(g)
“Look-Back Period” means the three completed fiscal years immediately preceding the date the Company is required to prepare an Accounting Restatement. The Look-Back Period starts on the earlier of (i) the date the Company’s Board, a committee of the Board, or management, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement. In the event the Company changes its fiscal year, the Look-Back Period applicable to any transition period shall be as defined in Rule 10D-1.
(h)
“received” means in the fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant occurs after the end of that period. For the avoidance of doubt, Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered received when the relevant Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.
(i)
“Reputational Damage” means the Company failing to meet the expectations of its clients, investors, employees, regulators or the public that results in a loss of confidence in the Company or its business as evidenced by a decline in Broadridge’s common stock price of 10% or more for at least 30 consecutive days, which decline is attributed to such failure by at least one securities analyst who normally follows the Company or article by a major national news source.

Persons Subject to this Policy

This Policy is applicable to any individual who is currently or previously served as the Company’s principal executive officer, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), vice president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), an officer who performs (or performed) a policy-making function, or any other person who performs (or performed) similar policy-making functions for the Company or is otherwise determined to be an executive officer of the Company pursuant to Item 401(b) of Regulation S-K. An executive officer of the Company’s parent or subsidiary is deemed to be subject to this Policy if the executive officer performs (or performed) such policymaking functions for the Company. Each person to whom this Policy applies is referred to herein as a “Covered Person”..

Administration

Except as the Board may otherwise determine, the Compensation Committee of the Board shall administer this Policy. The Compensation Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy, in each case, to the extent permitted under the Listing Standards and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. All determinations and decisions made by the Compensation Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company, its affiliates, its stockholders and the Covered Persons, and need not be uniform with respect to each person covered by this Policy.

In the administration of this Policy, the Compensation Committee is authorized and directed to consult with the full Board or such other committees of the Board as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation at applicable law, the Compensation Committee may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee). Any action or inaction by the Compensation Committee with respect to a Covered Person under this Policy in no way limits the Compensation Committee’s decision to act or not to act with respect to any other Covered Person under this Policy or under any similar policy, agreement or arrangement, nor shall any such action or inaction serve as a waiver of any rights the Company may have against any Covered Person other than as set forth in this Policy.

Recoupment of Excess Compensation Following an Accounting Restatement

1.
In the event the Company is required to prepare an Accounting Restatement (without regard to fault, misconduct or finding of responsibility for the accounting error leading to the Accounting Restatement), the Company shall reasonably promptly recover, unless exempt pursuant to Rule 10D-1 and the Board has made such determination, from Covered Persons

(provided such person was a Covered Person during the applicable performance period) who received Incentive-Based Compensation from the Company, based on erroneous data, during the Look-Back Period. The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on the filing of restated financial statements. The recovered amount shall be equal to the amount of Erroneously Awarded Compensation.

Recoupment of Additional Amounts Upon an Accounting Restatement

In addition to (and without limiting) the provisions of the section titled “Recoupment of Excess Compensation Following an Accounting Restatement” above, in the event that the Board, in its sole discretion, determines that a current or former Covered Person’s acts or omissions that contributed to the circumstances requiring an Accounting Restatement involved either: (i) Intentional Misconduct; (ii) an intentional violation of any Company written policy applicable to the Covered Person including, but not limited to, the Company’s Code of Business Conduct and Ethics (the “Code of Ethics”) or any applicable legal or regulatory requirements in the course of the Covered Person’s employment by the Company; or (iii) fraud in the course of the Covered Person’s employment by the Company, then in each such case, the Company will (as determined by the Board in its sole discretion as appropriate based on the conduct involved) use reasonable efforts to recover from such Covered Person up to 100% of the Incentive-Based Compensation (without regard to any taxes paid thereon by the Covered Person), and not just the difference referred to in the section titled “Recoupment of Excess Compensation Following an Accounting Restatement”.

Recoupment Relating to Activity That Causes Specified Financial or Reputational Damage

In the event that the Board, in its sole discretion, determines that (1) a current or former Covered Person engaged in: (i) Intentional Misconduct; (ii) an intentional violation of any Company written policy applicable to the Covered Person including, but not limited to, the Code of Ethics, or any applicable legal or regulatory requirements in the course of the Covered Person’s employment by the Company; (iii) fraud in the course of the Covered Person’s employment by the Company; or (iv) a failure effectively to supervise an associate for whom the Covered Person had management responsibilities, and (2) such activity caused material financial damage or Reputational Damage to the Company (regardless of whether the Company was required to prepare an Accounting Restatement on account of such activity), then in each such case, the Company will (as determined by the Board in its sole discretion as appropriate based on the conduct involved) use reasonable efforts to recover from such Covered Person up to 100% of such Covered Person’s Incentive-Based Compensation (without regard to any taxes paid thereon by the Covered Person) from the Company during the three-year period preceding the relevant activity.

Inaccurate Performance Calculation

If the Board determines that Incentive-Based Compensation was based on performance achievement that was calculated by the Company in a materially inaccurate manner, the Board may recover from the Covered Person all or a portion of any excess Incentive-Based Compensation received by such Covered Person during the three-year period preceding the date of the discovery of the materially inaccurate performance calculation. The recovered amount shall in no event be greater than the difference between the amount that was received and the amount that would have been received based on the accurate performance achievement calculation.

Method of Recoupment and/or Forfeiture

The Compensation Committee shall determine, in its sole and absolute discretion to the extent permitted under the Listing Standards and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code, the method for recouping or cancelling, as the case may be, Incentive-Based Compensation hereunder, which may include, without limitation, any one or more of the following:

(a)
requiring reimbursement of cash Incentive-Based Compensation previously paid;
(b)
seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
(c)
cancelling or rescinding some or all outstanding vested or unvested equity-based awards;
(d)
adjusting, withholding or using some other off-set method from unpaid compensation otherwise owed by the Company;
(e)
cancelling or setting-off against planned future grants of equity-based awards; and/or
(f)
any other method permitted by applicable law or contract.

Notwithstanding the foregoing, except as set forth in the section below titled “Exceptions to Recoupment,” in no event may the Company accept an amount that is less that the amount of the Erroneously Awarded Compensation in satisfaction of a Covered Person’s obligations hereunder. To the extent that a Covered Person fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Covered Person. The applicable Covered Person shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

The Board is not required to take any of these steps if the Board concludes that doing so is not required by law, listing standard, or would not be in the best interests of the Company.

Exceptions to Recoupment

The Company is authorized and directed pursuant to this Policy to recover Erroneously Awarded Compensation in compliance with this Policy unless the Compensation Committee has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:

(a)
pursuing such recoupment would be impracticable because the direct expense paid to a third party to assist in enforcing the policy would exceed the recoverable amounts and the Company has (i) made a reasonable attempt to recover such amounts and (ii) provided documentation to the NYSE of such attempts to recover such amounts;

(b)
pursuing such recovery would violate the applicable laws in which the Company operates, provided that the Company provide a legal opinion to that effect to the NYSE; or
(c)
recoupment would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of the Code.

Interpretation of Policy

This Policy will apply to Incentive-Based Compensation that is received by a Covered Person on or after October 2, 2023 (or, if later, the date on which such person becomes a Covered Person), even if such Incentive-Based Compensation was approved, awarded or granted to Covered Persons prior to such date. This Policy will be interpreted in a manner that is consistent with any applicable rules or regulations adopted by the SEC or the NYSE pursuant to Rule 10D-1 (the “Applicable Rules”) and any other applicable law and will otherwise be interpreted (including in the determination of amounts recoverable) in the business judgment of the Board. To the extent the Applicable Rules require recovery of Incentive-Based Compensation in additional circumstances besides those specified above, nothing in this Policy will be deemed to limit or restrict the right or obligation of the Company to recover Incentive-Based Compensation to the fullest extent required by the Applicable Rules. To the extent this Policy is in any manner deemed inconsistent with the Applicable Rules, this Policy shall be treated as retroactively amended to be compliant with such Applicable Rules. Moreover, nothing in this Policy shall be deemed to limit the Company’s right to terminate employment of any Covered Person, to seek recovery of other compensation paid to a Covered Person, or to pursue other rights or remedies available to the Company under applicable law.

Not Exclusive

Any recoupment, forfeiture, or cancellation under this policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, incentive or equity compensation plan or award or other agreement and any other legal rights or remedies available to the Company.

No Indemnification or Reimbursement

The Company shall not indemnify, agree to indemnify, or reimburse any Covered Person against the loss of Erroneously Awarded Compensation subject to this policy. Additionally, the Company shall not pay or agree to pay any insurance premium to cover the loss of Erroneously Awarded Compensation. The Company is also prohibited from entering into any agreement or arrangement whereby this Policy would not apply or fail to be enforced against a Covered Person.

Required Policy-Related Disclosure and Filings

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including disclosures required by U.S. Securities and Exchange Commission filings. A copy of this Policy and any amendments hereto shall be filed as an exhibit to the Company’s annual report on Form 10-K.

Amendments

The Board may amend, modify or terminate this policy in whole or in part at any time in its sole discretion and may adopt such rules and procedures that it deems necessary or appropriate to implement this policy or to comply with applicable laws or regulations (including to maintain an exemption from the application of Section 409A of the Code). The Board may terminate this Policy at any time; provided, that the termination of this Policy would not cause the Company to violate any federal securities laws, or rules promulgated by the U.S. Securities and Exchange Commission or the Listing Standards.

Other Recovery Obligations; General Rights

The Board intends that this Policy shall be applied to the fullest extent of the law. To the extent that the application of this Policy would provide for recovery of Incentive-Based Compensation that the Company already recovered pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations, any such amount recovered from a Covered Person will be credited to any recovery required under this Policy in respect of such Covered Executive Officer.

No Limitations

This Policy shall not limit the rights of the Company to take any other actions or pursue other remedies that the Company may deem appropriate under the circumstances and under applicable law, in each case, to the extent permitted under the Listing Standards and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code.

This Policy is binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators or other legal representatives.

Adopted by the Board of Directors on November 9, 2023 and effective October 2, 2023